EXHIBIT 99.1

Contacts:	Investors:
Michael Dale, President/CEO 763-553-7736 Michael Kramer, CFO	Doug Sherk/Jenifer Kirtland 415-896-6820 Media:
763-557-2222	Steve DiMattia, 646-201-5445

ATS Medical Expects Fourth Quarter Revenue to Increase by Approximately 32%

Minneapolis, MN, February 4, 2008 — ATS Medical, Inc. (NASDAQ: ATSI), manufacturer and marketer of state-of-the-art cardiac surgery products and services, today provided preliminary revenue results for the fourth quarter and full year ended December 31, 2007.

The Company currently expects revenue for the fourth quarter 2007 to be approximately $14.2 million, which would represent an increase of approximately 32% over fourth quarter 2006 revenue of $10.7 million. Full-year revenue for 2007 is expected to be approximately $49.6 million, an increase of approximately 23% over full-year 2006 revenue of $40.4 million. Both results are in-line with the Company’s previous guidance. The Company expects to release its fourth quarter and fiscal year 2007 results on February 26th.

“We had an excellent fourth quarter and finished 2007 with record revenue of nearly $50 million,” said Michael Dale, Chairman and Chief Executive Officer of ATS Medical. “Our strong revenue growth during the fourth quarter was primarily driven by an approximate 25% year over year increase in international mechanical heart valve revenue and approximately 167% year over year growth in ATS CryoMaze™ surgical ablation revenue. Overall, approximately 28% of our revenue came from products other than mechanical heart valves, which illustrates the steady progress we have made toward building a truly diversified cardiac surgery business. At the same time, we continued to make substantial progress with our new product development, especially in the tissue valve category and expect 2008 to be a year of both strong opportunities and solid growth for ATS Medical,” Mr. Dale concluded.

About ATS Medical

ATS Medical, Inc. provides innovative products and services focused on cardiac surgery. The company, global in scope, is headquartered in Minneapolis, Minnesota. More than 145,000 ATS Open Pivot® Heart Valves, which utilize a unique pivot design resulting in exceptional performance and low risk profile, have been implanted in patients worldwide. The ATS 3f® brand encompasses multiple tissue heart valve product offerings at varying steps from market introductions to clinical trials to development projects that incorporate less invasive valve replacement technology. ATS Medical’s focus on serving the cardiac surgery community is further strengthened by offerings that include ATS Simulus® annuloplasty products for heart valve repair, and ATS CryoMaze™ surgical ablation products. The ATS Medical web site is http://www.atsmedical.com.

Safe Harbor

This Press Release contains forward-looking statements that may include statements regarding intent, belief or current expectations of the Company and its management. Actual results could differ materially from those projected in the forward looking statements as a result of a number of important factors, including the results of clinical trials, the timing of regulatory approvals, the integration of 3f Therapeutics and the surgical cryoablation business of CryoCath Technologies, Inc., regulatory actions, competition, pricing pressures, supplier actions and management of growth. For a discussion of these and other risks and uncertainties that could affect the Company’s activities and results, please refer to the Company’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2006 and its most recent quarterly report on Form 10-Q.

* * * *